FOR IMMEDIATE RELEASE

The  BioBalance  Corporation  Announces  Communications  with  FDA  on  Proposed

Clinical Trial of PROBACTRIX (TM)

NEW YORK, FEBRUARY 4, 2005 - The BioBalance Corporation, a wholly-owned subsidiary of New York Health Care, Inc. (OTC: BBAL.PK) announced today that it has been in communication with the U.S. Food and Drug Administration (FDA) regarding BioBalance's filing of its first Investigational New Drug (IND) application to seek approval to conduct clinical trials of its proprietary biotherapeutic agent, PROBACTRIX, in patients suffering from pouchitis. Pouchitis is an inflammation of the ileal reservoir which can occur after bowel reconstructive surgery for ulcerative colitis.

The FDA has orally informed BioBalance that it has comments related to the IND that require additional information from BioBalance and has placed the proposed trials on clinical hold. Consistent with normal FDA procedures, the FDA is expected to formally communicate the precise nature of these issues in writing to BioBalance within 30 days. In the interim, BioBalance expects to be in communication with the FDA to address their outstanding issues.

"We look forward to working with the FDA with the goal of resolving all of their outstanding issues" said Dennis O'Donnell, BioBalance's president & CEO.

PROBACTRIX is a patented, single strain of non-pathogenic E.coli that was originally isolated from the intestinal microflora of a healthy volunteer. It is formulated in a pleasant tasting liquid suspension. The mechanism of action is believed to work by inhibiting the growth of pathogenic bacteria in the digestive tract and preventing their re-colonization. The active ingredient in PROBACTRIX has a long history of use for a variety of gastrointestinal conditions, which has been well documented in foreign published studies.

The  BioBalance  Corporation

THE BIOBALANCE CORPORATION IS A SPECIALTY PHARMACEUTICAL COMPANY FOCUSED ON THE DEVELOPMENT OF NOVEL TREATMENTS FOR VARIOUS GASTROINTESTINAL (GI) DISORDERS THAT ARE POORLY ADDRESSED BY CURRENT THERAPIES VIA ACCELERATED REGULATORY PATHWAYS. THESE DISORDERS INCLUDE IRRITABLE BOWEL SYNDROME (IBS), INFLAMMATORY BOWEL DISEASE AND DIARRHEA CAUSED BY ANTIBIOTICS, CHEMOTHERAPY OR AIDS. BIOBALANCE OPERATES AS A WHOLLY OWNED SUBSIDIARY OF NEW YORK HEALTH CARE, A HOME HEALTHCARE COMPANY WITH WHICH IT MERGED ON JANUARY 2, 2003 IN A STOCK EXCHANGE AGREEMENT. THE COMBINED ENTITY TRADES UNDER THE SYMBOL BBAL.PK. ADDITIONAL INFORMATION IS LOCATED ON THE COMPANY WEBSITE AT WWW.BIOBALANCECORP.COM.
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SAFE  HARBOR  STATEMENT  In  addition  to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future events, financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, satisfaction of FDA and other regulatory approvals that may be necessary to market Probactrix, the ability to implement BioBalance's strategies and achieve its objectives and the risks and uncertainties described in reports filed by New York Health Care Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements made in New York Health Care's 2003 Annual Report on Form 10-K, its latest quarterly report on Form 10-Q and current reports on Form 8-K.


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